Press Release                                             Exhibit 99.1

McKesson’s Board of Directors Elects James H. Hinton and Kathleen Wilson-Thompson as New Directors
IRVING, Texas, Jan. 18, 2022 – McKesson Corporation (NYSE: MCK) announced today that the McKesson board of directors elected James H. Hinton and Kathleen Wilson-Thompson as directors on Jan. 13, 2022. McKesson expects that the board will appoint Hinton to the Compliance Committee and Governance Committee and Wilson-Thompson to the Compensation Committee and Governance Committee. With the election of Hinton and Wilson-Thompson, McKesson’s board of directors increases from 9 to 11 members.
“We’re pleased to welcome Jim and Kathleen to the McKesson board of directors at an exciting time as the company builds on its commitment to positively impact healthcare for all as a diversified healthcare services company,” said Edward Mueller, McKesson’s independent board chair. “Their decades of executive leadership experience will be instrumental as we continue to strengthen our diverse board of directors.”
Both Hinton and Wilson-Thompson have served in multiple senior leadership roles within the healthcare industry. Currently, Hinton serves as an operating partner for the private equity firm Welsh, Carson, Anderson & Stone. Prior to that, he held the role of chief executive officer at Baylor Scott & White Health, the largest not-for-profit health system in Texas, and held a variety of roles with Presbyterian Healthcare Services, New Mexico’s largest non-profit healthcare provider, including president and chief executive officer.
Most recently, Wilson-Thompson held the role of executive vice president and global chief human resources officer at Walgreens Boots Alliance where she led the human capital strategy including merger integration and HR transformation through digitization. After earning her J.D. and L.L.M. in corporate and finance law from Wayne State University, Wilson-Thompson joined the Kellogg Company in various legal and operation roles and later was named senior vice president of global human resources. Additionally, Wilson-Thompson serves on the boards of Tesla, Inc. and Wolverine Worldwide and is on the board of directors of the University of Michigan Alumni association and a member of the board of trustees of the NAACP Foundation.
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About McKesson Corporation
McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities to improve patient care in every setting — one product, one partner, one patient at a time. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

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Media
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